                        Exhibit 99.1

JLL Income Property Trust
Enhances Sustainability with Higher GRESB Rating
Chicago (December 9, 2021) – JLL Income Property Trust , an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $5.5 billion in total assets, enhanced its performance against sustainability benchmarks by receiving a three-star rating from the Global Real Estate Sustainability Benchmark (GRESB) in the 2021 Real Estate Assessment. Notably, JLL Income Property Trust raised its year-over-year score by four points, making it a top-tier performer against its peers. JLL Income Property Trust also earned a Green Star designation, which indicate strong scores on the components of the GRESB assessment pertaining to management practices and building performance.
The rating comes from the leading, institutionally accepted, global non-profit agency committed to creating better places for people and communities. GRESB evaluates the environmental, social and governance (ESG) performance of real estate investment portfolios worldwide. GRESB data is used to benchmark investments across portfolios and to better understand the opportunities, risks, and choices that need to be made as the industry transitions to a more sustainable future. This is JLL Income Property Trust’s fourth annual GRESB ranking, after becoming the first NAV REIT to earn a ranking in 2018. It has received a three- or four-star rating over all four years.
“Now more than ever, smart investing must incorporate a holistic ESG policy. We pride ourselves on making investment decisions that put our principles into practice,” said Allan Swaringen, President & CEO of JLL Income Property Trust. “We continue to collect and leverage our data to better understand how to reduce our portfolio’s carbon footprint while simultaneously generating energy savings. Benchmarking our portfolio with leading public and private real estate funds from around the world means we’re holding ourselves to the highest standards possible as we continue to develop and optimize our ESG best practices.”
Added Elena Alschuler, LaSalle Americas head of Sustainability: “Benchmarking our funds against the industry is a great way to measure our progress toward achieving our sustainability goals and communicate our achievements to stakeholders. LaSalle’s firm-wide proactive approach to sustainability includes making wise investment decisions where ESG principles play a role, and incorporating it into our ongoing asset management. JLL Income Property Trust’s portfolio is a prime example of this.”
JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

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About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $73 billion of assets in private and public real estate property and debt investments as of Q2 2021. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email:    scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com

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